Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our reports dated March 16, 2006 relating to the consolidated financial statements and the effectiveness of the internal controls over financial reporting of Viisage Technology, Inc. (the “Company”) appearing in this Amended Annual Report on Form 10-K/A for the year ended December 31, 2005 into the Company’s previously filed Registration Statements on Form S-8 (No.’s 333-28695, 333-42485, 333-90177, 333-36734 and 333-120156). Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005.

/s/ BDO Seidman, LLP

Boston, Massachusetts
July 24, 2006